As filed with the Securities and Exchange Commission on March 26, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

INDUSTRIAL LOGISTICS PROPERTIES TRUST

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	82-2809631 (I.R.S. Employer Identification Number)

Two Newton Place, 255 Washington Street, Suite 300
Newton, Massachusetts 02458-1634

(Address of Principal Executive Offices) (Zip Code)

Industrial Logistics Properties Trust

2018 Equity Compensation Plan

(Full title of the plan)

John C. Popeo
President and Chief Operating Officer
Industrial Logistics Properties Trust
Two Newton Place, 255 Washington Street, Suite 300
Newton, Massachusetts 02458-1634

(Name and address of agent for service)

(617) 219-1460

(Telephone number, including area code, of agent for service)

Copy to:

Howard E. Berkenblit

Sullivan & Worcester LLP

One Post Office Square

Boston, Massachusetts 02109

(617) 338-2800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common shares of beneficial interest, $.01 par value per share	4,000,000	$20.95	$83,800,000	$10,433.10

(1)                                 Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, this Registration Statement shall also cover, in addition to the number of shares stated above, an indeterminate number of additional common shares of beneficial interest, $.01 par value per share, of the Registrant, which may become issuable under the Industrial Logistics Properties Trust 2018 Equity Compensation Plan by reason of certain corporate transactions or events, including any stock dividend, stock split or any other similar transaction effected that results in an increase in the number of the Registrant’s outstanding common shares.

(2)                                 Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act on the basis of the average of the high and low prices of the Registrant’s common shares on The Nasdaq Stock Market LLC on March 22, 2018.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information required in Part I of Form S-8 will be sent or given to individuals participating in the Industrial Logistics Properties Trust 2018 Equity Compensation Plan, or the Plan, in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended, or the Securities Act.  Such documents are not required to be, and are not, filed with the Securities and Exchange Commission, or the Commission, as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act, consistent with the instructions to Part I of Form S-8.  These documents and the documents incorporated by reference in Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

Industrial Logistics Properties Trust, or the Company, hereby incorporates by reference into this Registration Statement the following documents filed with the Commission:

•                  the Company’s prospectus dated January 11, 2018 filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, or the Securities Act, relating to the Registration Statement on Form S-11 (File No. 333-221708), which contains audited financial statements of the Company for the Company’s latest fiscal year for which such statements have been filed;

•                  the Company’s Current Report on Form 8-K dated January 11, 2018; and

•                  the description of the Company’s common shares of beneficial interest contained in the Registration Statement on Form 8-A dated January 9, 2018 (File No. 001-38342), including any amendments or reports filed for the purpose of updating that description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

The laws related to Maryland real estate investment trusts, or the Maryland REIT Law, permit a real estate investment trust, or REIT, formed under Maryland law to include in its declaration of trust a provision limiting the liability of its trustees and officers to the REIT and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty by the trustee or officer that was established by a final judgment as being material to the cause of action adjudicated.  Our declaration of trust contains a provision which eliminates the liability of our Trustees and officers to the maximum extent permitted by the Maryland REIT Law.

The Maryland REIT Law also permits a Maryland REIT to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent permitted by the Maryland General Corporation Law, or MGCL, for directors and officers of Maryland corporations.  The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those capacities.  However, a Maryland corporation is not permitted to provide this type of indemnification if the following is established:

•                  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

•                  the director or officer actually received an improper personal benefit in money, property or services; or

•                  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under Maryland law, a Maryland corporation may not indemnify a director or officer in a suit by the corporation or in its right in which the director or officer was adjudged liable to the corporation or in a suit in which the director or officer was adjudged liable on the basis that a personal benefit was improperly received.  A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received.  However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that a personal benefit was improperly received, is limited to expenses.  The MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of the following:

•                  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•                  a written undertaking by him or her, or on his or her behalf, to repay the amount paid or reimbursed by the corporation if it is ultimately determined that this standard of conduct was not met.

Our declaration of trust requires us to indemnify, to the maximum extent permitted by Maryland law in effect from time to time, any of our present or former Trustees or officers, and any individual who, while our present or former Trustee or officer and, at our request, serves or has served as a trustee, director, officer, partner, manager, employee or agent of another REIT, corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her present or former service in that capacity.  Except with respect to proceedings to enforce rights to indemnification, we are required to indemnify a Trustee or officer as described in this paragraph in connection with a proceeding initiated by him or her against us only if such proceeding was authorized by our Board of Trustees.

Under our declaration of trust, we are also required to advance expenses to our Trustees or officers, without a preliminary determination of ultimate entitlement to indemnification as provided above for a Maryland corporation.  Our declaration of trust also permits us, with the approval of our Board of Trustees, to obligate ourselves to indemnify and advance expenses to certain other persons, including, for example, The RMR Group LLC, or RMR, and its affiliates and any of our present or former employees, managers or agents, our subsidiaries or RMR or our or their affiliates (including RMR).

We have also entered into indemnification agreements with our Trustees and officers providing for procedures for indemnification by us to the maximum extent permitted by Maryland law and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from their service to us.  We may also maintain directors’ and officers’ liability insurance for our Trustees and officers.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description
4.1	Amended and Restated Declaration of Trust of the Company, dated January 11, 2018. (Incorporated by reference to the Company’s Current Report on Form 8-K dated January 11, 2018.)

4.2	Amended and Restated Bylaws of the Company, adopted January 11, 2018. (Incorporated by reference to the Company’s Current Report on Form 8-K dated January 11, 2018.)

4.3	Form of Common Share Certificate. (Incorporated by reference to Amendment No. 2 to the Company’s Registration Statement on Form S-11, File No. 333-221708.)

5.1	Opinion of Venable LLP. (Filed herewith.)

23.1	Consent of Ernst & Young LLP. (Filed herewith.)

23.2	Consent of Venable LLP. (Included in Exhibit 5.1.)

24.1	Powers of Attorney. (Included on signature pages.)

99.1	Industrial Logistics Properties Trust 2018 Equity Compensation Plan. (Incorporated by reference to the Company’s Current Report on Form 8-K dated January 11, 2018.)

Item 9.  Undertakings.

The undersigned registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)                              To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)                                That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)                                That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)                                Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description
4.1	Amended and Restated Declaration of Trust of the Company, dated January 11, 2018. (Incorporated by reference to the Company’s Current Report on Form 8-K dated January 11, 2018.)

4.2	Amended and Restated Bylaws of the Company, adopted January 11, 2018. (Incorporated by reference to the Company’s Current Report on Form 8-K dated January 11, 2018.)

4.3	Form of Common Share Certificate. (Incorporated by reference to Amendment No. 2 to the Company’s Registration Statement on Form S-11, File No. 333-221708.)

5.1	Opinion of Venable LLP. (Filed herewith.)

23.1	Consent of Ernst & Young LLP. (Filed herewith.)

23.2	Consent of Venable LLP. (Included in Exhibit 5.1.)

24.1	Powers of Attorney. (Included on signature pages.)

99.1	Industrial Logistics Properties Trust 2018 Equity Compensation Plan. (Incorporated by reference to the Company’s Current Report on Form 8-K dated January 11, 2018.)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newton, Commonwealth of Massachusetts, on March 26, 2018.

INDUSTRIAL LOGISTICS PROPERTIES TRUST

BY:	/s/ John C. Popeo
John C. Popeo
President and Chief Operating Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated; and each of the undersigned officers and trustees of Industrial Logistics Properties Trust, hereby severally constitutes and appoints John C. Popeo and Richard W. Siedel, Jr. to sign for him or her, and in his or her name in the capacity indicated below, this registration statement on Form S-8 for the purpose of registering such securities under the Securities Act of 1933, and any and all amendments thereto, hereby ratifying and confirming their signatures as they may be signed by their attorneys to this registration statement and any and all amendments thereto.

Signature	Title	Date

/s/ John C. Popeo	President and Chief Operating Officer	March 26, 2018
John C. Popeo

/s/ Richard W. Siedel, Jr.	Chief Financial Officer and Treasurer	March 26, 2018
Richard W. Siedel, Jr.	(principal financial officer and principal accounting officer)

/s/ Bruce M. Gans	Independent Trustee	March 26, 2018
Bruce M. Gans

/s/ Lisa Harris Jones	Independent Trustee	March 26, 2018
Lisa Harris Jones

/s/ Joseph L. Morea	Independent Trustee	March 26, 2018
Joseph L. Morea

/s/ Adam D. Portnoy	Managing Trustee	March 26, 2018
Adam D. Portnoy